Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form-S-8 of Avon Products, Inc. of our report dated February 22, 2017 relating to the financial statements and financial statement schedules, which appears in Avon Products, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
May 1, 2019